EXHIBIT 95.1
Mine Safety Disclosures
Section 1503(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act ("Dodd-Frank Act") and Item 104 of Regulation S-K (17 CFR 229.104) (“Item 104”) require certain disclosures by companies required to file periodic reports under the Securities Exchange Act of 1934, as amended, that operate mines regulated under the Federal Mine Safety and Health Act of 1977, as amended by the Mine Improvement and New Emergency Response Act of 2006 (“Mine Act”).
On October 1, 2024, as part of the Uinta Basin Acquisition, the Company acquired a sand mine that is subject to regulation by the U.S. Federal Mine Safety and Health Administration (“MSHA”). The sand mine is listed under MSHA Mine ID No. 42-02760 and is located in Duchesne County, Utah (“Bundick Sand Mine”). Operations at the Bundick Sand Mine are conducted by a third party.
Mine Safety Information
The following provides additional information about references used in the table below to describe the categories of violations, orders or citations issued by MSHA under the Mine Act:
•Section 104(a) Significant and Substantial (“S&S”) Citations: Citations for violations of mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of a mine safety or health hazard.
•Section 104(b) Orders: Orders which represent a failure to abate a citation under section 104(a) within the period of time prescribed by MSHA. This results in an order of immediate withdrawal from the area of the mine affected by the condition until MSHA determines that the violation has been abated.
•Section 104(d) Citations and Orders: Citations and orders for an unwarrantable failure to comply with mandatory health or safety standards.
•Section 110(b) Violations: Flagrant violations.
•Section 107(a) Orders: Orders for situations in which MSHA determined an "imminent danger" (as defined by MSHA) existed.
•Notice of Pattern of Violations: Notice of a pattern of violations of mandatory health or safety standards that are of such nature as could have significantly and substantially contributed to the cause and effect of mine health or safety hazards under section 104(e) of the Mine Act.
•Notice of Potential Pattern of Violations: Notice of the potential to have a pattern of violations under section 104(e).
•Pending Legal Actions: Legal actions before the Federal Mine Safety and Health Review Commission initiated.

For the year ended December 31, 2024
Citation, Order, Violation or Action	Bundick Sand Mine
Section 104(a) S&S citations (#) (1)	1
Section 104(b) orders (#)	None
Section 104(d) citations and orders (#)	None
Section 110(b)(2) violations (#)	None
Section 107(a) orders (#)	None
Proposed assessments under MSHA ($)	$204
Mining-related fatalities (#)	None
Notice of pattern of violations (yes/no)	No
Notice of potential pattern of violations (yes/no)	No
Pending legal actions (#)	None
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(1)The citation was both issued and terminated on October 16, 2024.